Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-177611 of our report dated March 28, 2013, relating to the consolidated financial statements of Isola Group S.à r.l. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 28, 2013, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 28, 2013